                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-105242

           Prospectus Supplement to the Prospectus dated May 21, 2003 and the Prospectus Supplement dated May 21, 2003 -- No. 306

[GOLDMAN SACHS LOGO]
                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B
                             ----------------------

                                  $22,000,000

                     0.25% Exchangeable Basket-Linked Notes
                                    due 2013
                      (Linked to a Basket of Eight Stocks)
                             ----------------------

Each note being offered has the terms described beginning on page S-7, including the following:

                               SUMMARY OF TERMS:

ISSUER: The Goldman Sachs Group, Inc.

BASKET: the common stocks of BJS Services Company, Cooper Cameron Corporation, ENSCO International Incorporated, Nabors Industries Ltd., Pride International, Inc., Smith International, Inc., Varco International, Inc. and Weatherford International Ltd., with each stock having a relative weighting on the trade date of 12.5%, as described on page S-8

FACE AMOUNT: as specified in the note; $22,000,000 in the aggregate for all the offered notes

ORIGINAL ISSUE PRICE: 100% of the face amount

TRADE DATE: June 13, 2003

ORIGINAL ISSUE DATE (SETTLEMENT DATE): June 20, 2003

STATED MATURITY DATE: June 20, 2013, unless extended for up to six business days

INTEREST RATE (COUPON): 0.25% of outstanding face amount each year

INTEREST PAYMENT DATES: June 20 and December 20 of each year, commencing on December 20, 2003

REGULAR RECORD DATES: the business day before the related interest payment date as long as the note is in global form

PRINCIPAL AMOUNT: on the stated maturity date, Goldman Sachs will pay the holder of the note cash equal to 100% of the outstanding face amount of the note, unless the holder exercises the exchange right, we exercise the call right or an automatic exchange occurs

EXCHANGE RIGHT: the holder may elect to exchange the outstanding face amount of the note, in whole or in part at any time, for a cash amount equal to the exchange value on the exchange notice date times the face amount exchanged divided by $1,000

EXCHANGE VALUE: a cash amount equal to the product of the exchange rate times the closing level of the basket on the exchange notice date

EXCHANGE RATE: 8.1136

CALL RIGHT: we may, in our sole discretion, redeem the offered notes in whole, but not in part, at any time after June 20, 2005, at a redemption price equal to 100% of the outstanding face amount plus accrued interest to the redemption date, provided, however, that the holder will be entitled to the benefit, if any, of an automatic exchange

REFERENCE BASKET LEVEL (AS DETERMINED ON THE TRADE DATE): 100

CLOSING LEVEL OF BASKET: on any business day, the sum of the products of each basket stock's closing price on that day times that basket stock's reference amount. The initial reference amount of each basket stock, which is subject to adjustment for anti-dilution, is indicated on page S-8

LISTING: the offered notes will not be listed on any securities exchange or quotation system

NET PROCEEDS TO THE GOLDMAN SACHS GROUP, INC.: 99.525% of the face amount

BUSINESS DAY: as described on page S-20

CALCULATION AGENT: Goldman, Sachs & Co.

CUSIP NO.: 38141GDH4

                             ----------------------

      See "Additional Risk Factors Specific to Your Note" beginning on page S-2 to read about investment risks relating to the offered notes.
                             ----------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

      Goldman Sachs may use this prospectus supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in an offered note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.
                             ----------------------

                              GOLDMAN, SACHS & CO.
                             ----------------------

                   Prospectus Supplement dated June 13, 2003.

                ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE
--------------------------------------------------------------------------------

      An investment in your note is subject to the risks described below, as well as the risks described under "Considerations Relating to Indexed Securities" in the accompanying prospectus dated May 21, 2003. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the basket stocks, i.e., the stocks comprising the basket to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

--------------------------------------------------------------------------------

                      THE MARKET PRICE OF YOUR NOTE MAY BE
                    INFLUENCED BY MANY UNPREDICTABLE FACTORS

      The following factors, many of which are beyond our control, will influence the value of your note:

- the basket level, which depends on the market value of the basket stocks;

- the correlation of price movements on the basket stocks;

- the volatility -- i.e., the frequency and magnitude of changes in the level of the basket;

  -- As indicated under "Basket Stocks -- Historical Trading Price Information", the market prices of the basket stocks have fluctuated during recent periods. It is impossible to predict whether the basket level will rise or fall over any given period of time;

  -- In addition, we cannot predict that future changes to the market prices of the basket stocks will be correlated as in the past;

- the dividend rates on the basket stocks;

- economic, financial, regulatory, political, military and other events that affect stock markets generally and the respective market segments of which the basket stocks are a part, and which may affect the level of the basket;

- interest and yield rates in the market;

- the time remaining until your note matures; and

- our creditworthiness.

These factors will influence the price you will receive if you sell your note prior to maturity. If you sell your note prior to maturity, you may receive less than the outstanding face amount of your note. You cannot predict the future performance of the basket or any basket stock based on its historical performance.

                   YOUR RETURN ON YOUR NOTE WILL NOT REFLECT
                        THE RETURN ON THE BASKET STOCKS

      The calculation agent will calculate the level of the basket by reference to the prices of the basket stocks without taking account of the value of dividends paid on those stocks. As a result, the return on your note will not reflect the return you would realize if you actually owned the basket stocks and received the dividends paid on those stocks.

                         YOUR NOTE BEARS A LOW RATE OF
                               PERIODIC INTEREST

      The interest rate that your note bears is below the prevailing market rate for our debt securities that are not indexed to stock. Even if the amount payable on your note on the stated maturity date exceeds the face amount of your note, the overall return you earn on your note may be less than you would have earned by investing in a non-indexed debt security that bears interest at the prevailing market rate. Moreover, under applicable United States tax law as described under "Supplemental Discussion of Federal Income Tax Consequences" below, you will have to pay tax on deemed interest amounts even though your note bears a low rate of periodic interest.

                    THE LOWER PERFORMANCE OF ONE OR MORE OF
      THE BASKET STOCKS MAY OFFSET AN INCREASE IN THE OTHER BASKET STOCKS

      The basket is composed of eight different basket stocks. Declines in the market price of one or more basket stocks may offset increases in market prices of the other basket stocks. As a result, the return on the basket -- and thus on your note, excluding interest -- may be zero, even though some of the basket stocks may have positive returns.

                      IF THE LEVEL OF THE BASKET CHANGES,
                       THE MARKET VALUE OF YOUR NOTE MAY
                         NOT CHANGE IN THE SAME MANNER

      Your note may trade quite differently from the basket. Changes in the level of the basket may not result in a comparable change in the market value of your note. We discuss some of the reasons for this disparity under "-- The Market Price of Your Note May Be Influenced by Many Unpredictable Factors" above.

                         YOU HAVE NO SHAREHOLDER RIGHTS
                         OR RIGHTS TO RECEIVE ANY STOCK

      Investing in your note will not make you a holder of any of the basket stocks. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the basket stocks. Your note will be paid in cash, and you will have no right to receive delivery of any basket stocks.

                     WE CAN REDEEM YOUR NOTE AT OUR OPTION

      After the interest payment date on June 20, 2005, we will be permitted to redeem your note at our option. Even if we do not exercise our option to redeem your note, our ability to do so may adversely affect the value of your note.

                       TRADING AND OTHER TRANSACTIONS BY
                       GOLDMAN SACHS IN THE BASKET STOCKS
                       MAY IMPAIR THE VALUE OF YOUR NOTE

      As we describe under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates have hedged our obligations under the offered notes by purchasing the basket stocks. We expect to adjust the hedge by, among other things, purchasing or selling any of the basket stocks, and perhaps listed or over-the-counter options or futures on one or more of the basket stocks or other instruments linked to one or more of the basket stocks at any time and from time to time. In the future, we also expect to unwind the hedge by selling any of the foregoing, on or before the determination date. We may also enter into, adjust and unwind hedging transactions relating to other notes whose returns are linked to one or more of the basket stocks. Any of these hedging activities may adversely affect the basket level -- directly or indirectly by affecting the price of the basket stocks -- and, therefore, the value of your note. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See "Use of Proceeds and Hedging" below for a further discussion of securities transactions in which we or one or more of our affiliates may engage.

      In addition, Goldman, Sachs & Co. and our other affiliates may engage in trading in one or more of the basket stocks or instruments whose returns are linked to one or more of the basket stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the basket level -- directly or indirectly by affecting the price of the basket stocks -- and, therefore, the value of your note. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked or related to changes in the value of one or more of the basket stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of your note.

                  OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS
                         OF INTEREST BETWEEN YOU AND US

      As we have noted above, Goldman, Sachs & Co. and our other affiliates have engaged in, and expect to engage in, in trading activities related to the basket stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the basket, could be adverse to your interests as a beneficial owner of your note.

      Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the basket stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and in the future may publish research reports with respect to some or all of the issuers of the basket stocks. Any of these activities by any of our affiliates may affect the level of the basket and, therefore, the value of your note.

                   AS CALCULATION AGENT, GOLDMAN, SACHS & CO.
                        WILL HAVE THE AUTHORITY TO MAKE
                      DETERMINATIONS THAT COULD AFFECT THE
                        MARKET VALUE OF YOUR NOTE, WHEN
                        YOUR NOTE MATURES AND THE AMOUNT
                            YOU RECEIVE AT MATURITY

      As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining the closing level of the basket, which we will use to determine how much cash we must pay if your note is exchanged; determining whether to postpone the stated maturity date, or any day on which your note is to be redeemed or exchanged, because of a market disruption event; and determining whether and how to make anti-dilution adjustments to the reference amounts. See "Specific Terms of Your Note". The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under "-- Our Business Activities May Create Conflicts of Interest Between You and Us" above. We may change the calculation agent at any time without notice to you, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days' written notice to Goldman Sachs.

                            THERE IS NO AFFILIATION
                    BETWEEN THE BASKET STOCK ISSUERS AND US,
                       AND WE ARE NOT RESPONSIBLE FOR ANY
                     DISCLOSURE BY THE BASKET STOCK ISSUERS

      Goldman Sachs is not affiliated with the issuers of the basket stocks. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the basket stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or completeness of any publicly available information about the basket stock issuers. You, as an investor in your note, should make your own investigation into the basket stock issuers.

      The basket stock issuers are not involved in this offering of your note in any way and none of them have any obligation of any sort with respect to your note. Thus, the basket stock issuers have no obligation to take your interests into consideration for any reason, including taking any corporate actions that might affect the value of your note.

                             YOUR NOTE MAY NOT HAVE
                            AN ACTIVE TRADING MARKET

      We do not plan to have your note listed or displayed on any securities exchange or included in any interdealer market or quotation system, and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

                   YOU HAVE LIMITED ANTI-DILUTION PROTECTION

      Goldman, Sachs & Co., as calculation agent for your note, will adjust the applicable reference amount of each basket stock -- i.e., the amount of the basket stock included in the basket -- for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect a basket stock issuer's capital structure, but only in the situations we describe in "Specific Terms of Your Note -- Anti-dilution Adjustments". The reference amounts are described under "Specific Terms of Your Note -- The Basket" below. The calculation agent is not required to make an adjustment for every corporate event that may affect the basket stocks. For example, the calculation agent will not adjust a reference amount for events such as an offering of a basket stock for cash by the basket stock issuer, a tender or exchange offer for a basket stock at a premium to its then-current market price by the basket stock issuer or a tender or exchange offer for less than all of an outstanding basket stock by a third party. Those events or other actions by a basket stock issuer or a third party may nevertheless adversely affect the market price of a basket stock and, therefore, adversely affect the value of your note. A basket stock issuer or a third party could make an offering or a tender or exchange offer, or a basket stock issuer could take any other action, that adversely affects the value of that basket stock and your note but does not result in an anti-dilution adjustment for your benefit.

                     WE MAY BE ABLE TO POSTPONE THE STATED
                  MATURITY DATE, ANY EXERCISE OF THE EXCHANGE
                      RIGHT AND ANY CALL DATE IF A MARKET
                            DISRUPTION EVENT OCCURS

      If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than six business days. Thus, you may not receive the payment that we are obligated to make on the stated maturity date until several days after the originally scheduled due date.

      In addition, if the calculation agent determines that a market disruption event has occurred or is continuing on any day on which the holder seeks to exercise the exchange right, the exercise will be postponed to the first business day on which no market disruption event occurs or is continuing, although not by more than five business days. Similarly, if we exercise our call right and notify the holder of the date we select for redemption, we may nevertheless postpone the call date for up to five business days because of a market disruption event.

      If your note is to be exchanged, then the amount of cash we pay will be based on the closing level of the basket on the day the exchange right is deemed to be exercised. If that level is not available on that day because of a market disruption event or for any other reason, the calculation agent will nevertheless determine that level based on its assessment, made in its sole discretion, of the level of the basket at that time. The calculation agent may take similar steps in connection with an automatic exchange.

                      CERTAIN CONSIDERATIONS FOR INSURANCE
                      COMPANIES AND EMPLOYEE BENEFIT PLANS

      Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a "prohibited transaction" under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under "Employee Retirement Income Security Act" below.

                          SPECIFIC TERMS OF YOUR NOTE

--------------------------------------------------------------------------------

     Please note that in this section entitled "Specific Terms of Your Note", references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to "Goldman Sachs" mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries. References to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus, under "Legal Ownership and Book-Entry Issuance". Also, references to the "accompanying prospectus" mean the accompanying Prospectus dated May 21, 2003, as supplemented by the accompanying Prospectus Supplement dated May 21, 2003, of The Goldman Sachs Group, Inc.

--------------------------------------------------------------------------------

      We refer to the notes we are offering by this prospectus supplement as the "offered notes" or the "notes". The offered notes are "indexed debt securities", as defined in the accompanying prospectus. The offered notes are part of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under our indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in "Description of Notes We May Offer" and "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

      In addition to those described on the front cover page of this prospectus supplement, the following terms will apply to your note:

SPECIFIED CURRENCY:

- U.S. dollars

FORM OF NOTE:

- global form only: yes, at DTC

- non-global form available: no

DENOMINATIONS: each note registered in the name of a holder must have a face amount of $1,000 or any multiple of $1,000

DEFEASANCE APPLIES AS FOLLOWS:

- full defeasance: no

- covenant defeasance: no

OTHER TERMS:

- the default amount will be payable on any acceleration of the maturity of your note as described under "-- Special Calculation Provisions" below;

- anti-dilution provisions will apply to your note as described under "-- Anti-dilution Adjustments" below; and

- a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described under "-- Special Calculation Provisions" below.

      In this prospectus supplement, when we refer to the basket stocks, we mean the common stocks of BJS Services Company, Cooper Cameron Corporation, ENSCO International Incorporated, Nabors Industries Ltd., Pride International, Inc., Smith International, Inc., Varco International, Inc. and Weatherford International Ltd., and when we refer to the basket stock issuers, we mean those companies, except as noted below under "-- Anti-dilution Adjustments -- Reorganization Events -- Distribution Property".

      Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased your note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

      We describe the terms of your note in more detail below.

THE BASKET

      The basket is a unit of measure comprised of the common stocks of the eight issuers listed in the following table, with the eight stocks having equal weightings based on the initial basket stock values per share indicated in the third column below.

      The reference amount for each basket stock is the number of shares of that basket stock included in the basket so that the value of the basket stock equaled 12.5% of the total value of the basket on the trade date, based on the initial basket stock values shown in the table below. The reference amount for each basket stock is subject to adjustment, both as to the amount and type of property comprising the reference amount, as described under "-- Anti-dilution Adjustments" below.
      The closing level of the basket on any business day will equal the sum of the products of each basket stock's closing price on that day times that basket stock's reference amount. The closing level of the basket on the trade date was 99.7793.

      As described under "-- Holder's Exchange Right" below, the amount of cash that will be payable in exchange for each $1,000 of outstanding face amount of an offered note on an exchange date will be calculated by multiplying the closing level of the basket on the exchange notice date by the exchange rate, or
8.1136. Thus, the portion of this cash amount attributable to each basket stock will equal the value, based on the closing price on the relevant date, of a number of shares of the basket stock equal to the corresponding reference amount on that date times the exchange rate. These numbers of shares, based on the initial reference amounts, are shown in the last column of the table below.

                                                                                  Initial Number of
                                                        Closing                    Shares Used for
                                    Initial Basket    Stock Price     Initial     Cash Payment per
                           % of      Stock Value      on June 13,    Reference       $1,000 Face
     Basket Stock         Basket      per Share          2003         Amount       Amount of Note
     ------------         ------    --------------    -----------    ---------    -----------------
BJS Services Company       12.5        $39.3471          39.23       0.317686         2.577575
Cooper Cameron
  Corporation              12.5        $51.6273          52.00       0.242120         1.964465
ENSCO International,
  Inc.                     12.5        $28.7836          28.53       0.434275         3.523533
Nabors Industries Ltd.     12.5        $41.9326          41.35       0.298097         2.418641
Pride International,
  Inc.                     12.5        $18.9354          18.95       0.660139         5.356106
Smith International,
  Inc.                     12.5        $38.8079          38.87       0.322099         2.613382
Varco International,
  Inc.                     12.5        $20.9689          21.10       0.596120         4.836680
Weatherford
  International Ltd.       12.5        $44.2459          43.90       0.282512         2.292189

                             ----------------------

                  PAYMENT OF PRINCIPAL ON STATED MATURITY DATE

      On the stated maturity date, we will pay as principal, to the holder of your note, cash in an amount equal to 100% of the outstanding face amount of your note, unless:

- the holder exercises the right to exchange your note as described below under "-- Holder's Exchange Right" or

- we exercise our right to redeem your note as described below under "-- Our Call Right" or

- your note is automatically exchanged as described below under "-- Automatic Exchange".

      If your note is exchanged in part, we will make the cash payment described above on the portion that remains outstanding on the stated maturity date.

STATED MATURITY DATE

      The stated maturity date will be June 20, 2013, unless that date is not a business day, in which case the stated maturity date will be the next following business day. If the fifth business day before this applicable day is not the determination date described below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after June 20, 2013 or, if June 20, 2013 is not a business day, later than the sixth business day after June 20, 2013. The calculation agent may postpone the determination date -- and therefore the stated maturity date -- if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events under "-- Special Calculation Provisions" below.

DETERMINATION DATE

      The determination date will be the fifth business day prior to June 20, 2013, unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior business day. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than June 20, 2013 or, if June 20, 2013 is not a business day, later than the first business day after June 20, 2013.

                            HOLDER'S EXCHANGE RIGHT

      If the holder of your note satisfies the conditions described under "-- Exercise Requirements" below, the holder may elect to exchange the outstanding face amount of your note, in whole or in part at any time and from time to time, for a cash amount equal to the exchange value on the exchange notice date times the face amount exchanged divided by $1,000. The cash payment will be made on the exchange date and in the manner we describe under "-- Manner of Payment" below. We describe the exchange notice date, the exchange date and the closing level under "-- Exercise Requirements" and "-- Special Calculation Provisions" below.

      Partial exchanges will be permitted only if the portion of the face amount exchanged is a multiple of $1,000 and only if the unexchanged portion is an authorized denomination, as described under "-- Denominations" above.

      If we exercise our call right, the holder will be entitled to the benefit, if any, of an automatic exchange but otherwise will no longer be permitted to exercise the exchange right. We describe these matters under "-- Our Call Right" and "-- Automatic Exchange" below.

      If you decide to exchange your note, you may lose the right to receive interest on your note for the interest period in which the exchange occurs, as described under "-- Interest Payments" below.

EXCHANGE VALUE

      The exchange value will be a cash amount equal to the product of the exchange rate of 8.1136 times the closing level of the basket on the exchange notice date. The calculation agent will determine the closing level of the basket on the exchange notice date described below.

EXERCISE REQUIREMENTS

      To exercise the exchange right, the following requirements must be satisfied on any day that qualifies as a business day and before the exchange right expires:

- Both the trustee and the calculation agent must receive a properly completed and signed notice of exchange, in the form attached to this prospectus supplement, specifying the outstanding face amount of your note to be exchanged. Delivery must be made by facsimile as provided in the attached notice of exchange.
- If your note is in global form, you or the bank or broker through which you hold your interest in the portion of your note being exchanged must enter an order to have that interest transferred on the books of the depositary to the account of the trustee at the depositary and the trustee must receive and accept the transfer, all in accordance with the applicable procedures of the depositary. If the trustee receives and accepts the transfer by 3:00 P.M., New York City time, on any business day, this requirement will be deemed satisfied as of 11:00 A.M. on the same business day. To ensure timely receipt and acceptance, transfer orders should be entered with the depositary well in advance of the 3:00 P.M. deadline.

- If your note is not in global form, the trustee must receive the certificate representing your note.

- If your note is not in global form, and if the exchange date occurs after a regular record date and before the related interest payment date, the trustee must receive cash in an amount equal to the interest payable on the exchanged portion of your note on the interest payment date, as provided in the fourth rule described under "-- Interest Payments" below.

      If your note is not in global form, deliveries of certificates and cash to the trustee must be made by mail or another method acceptable to the trustee, to the address stated in the attached form of notice of exchange or at any other location that the trustee may provide to the holder for this purpose in the future.

      The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of exchange or as to whether and when the required deliveries have been made. Once given, a notice of exchange may not be revoked.

------------------------------------------------------------------------------

        Questions about the exercise requirements should be directed to the trustee, at the number and location stated in the attached notice of exchange.

------------------------------------------------------------------------------

      EXCHANGE NOTICE DATE. If the required deliveries described under "-- Exercise Requirements" above occur by 11:00 A.M., New York City time, on a business day, that day will be the exchange notice date for the exchange. If the required deliveries occur after that time on a business day, the next business day will be the exchange notice date for the exchange. In all cases, however, the required deliveries must occur before the exchange right expires as described below.

      EXCHANGE DATE. If the exchange right is exercised, we will pay the cash due on the exchange on the fifth business day after the exchange notice date. We refer to that due date as the exchange date.

      EXPIRATION OF EXCHANGE RIGHT. In all cases, the required deliveries described under "-- Exercise Requirements" above must occur no later than 11:00 A.M., New York City time, on the business day before the determination date or on any call notice date, whichever is earlier. Immediately after that time, the exchange right will expire and may not be exercised, although the holder will be entitled to receive the benefit, if any, of an automatic exchange as described under "-- Automatic Exchange" below.

      ONLY HOLDER MAY EXERCISE EXCHANGE RIGHT. If your note is issued in global form, the depositary or its nominee is the holder of your note and therefore is the only entity that can exercise the exchange right with respect to your note. If you would like the holder to exercise the exchange right, you should give proper and timely instructions to the bank or broker through which you hold your interest in your note, requesting that it notify the depositary to exercise the exchange right on your behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the deadline for exercise. Similar concerns apply if you hold your note in street name.

-------------------------------------------------------------------------------
        Book-entry, street name and other indirect holders should contact their banks and brokers for information about how to exercise the exchange right in a timely manner.

-------------------------------------------------------------------------------
                   CONSEQUENCES OF A MARKET DISRUPTION EVENT

      The exchange right provisions described above are subject to the following consequences of a market disruption event. If a market disruption event occurs or is continuing on a day that would otherwise be an exchange notice date, then that exchange notice date will be postponed to the next following business day on which a market disruption event does not occur and is not continuing. In no event, however, will any exchange notice date be postponed by more than five business days. If the exchange notice date is postponed, the related exchange date will also be postponed, to the fifth business day after the exchange notice date.

      If the exchange notice date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the exchange notice date. If the closing level of the basket that must be used to determine the exchange value is not available on the exchange notice date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine that closing level based on its assessment, made in its sole discretion, of the value of the basket stocks on that day.

                                 OUR CALL RIGHT

      We may, in our sole discretion, redeem the offered notes in whole but not in part, at any time after the interest payment date on June 20, 2005, at our option, for cash at 100% of the outstanding face amount plus any accrued and unpaid interest to the call date.

      If we choose to exercise our call right described above, we will notify the holder of your note and the trustee not less than 5 nor more than 15 business days before the date we select for redemption, in the manner described in the accompanying prospectus. The day we give the notice, which will be a business day, will be the call notice date and the day we select for redemption, which we will set forth in the call notice, will be the call date, at least initially. After we give a call notice specifying the call date, we may nevertheless postpone the call date without further notice for up to five business days because of a market disruption event, as described under "-- Automatic Exchange -- Consequences of a Market Disruption Event" below. We will not give a call notice that results in a call date later than the stated maturity date.

      If we exercise our call right, the holder will be entitled to the benefit, if any, of an automatic exchange as described under "-- Automatic Exchange" below. If an automatic exchange occurs in that situation, we will not redeem your note as described above.

      If we give the holder a call notice and an automatic exchange does not occur, then we will redeem the entire outstanding face amount of your note as follows. On the call date, we will pay the redemption price in cash, together with any accrued and unpaid interest to the call date, in the manner described under "-- Manner of Payment" below.

      Except as described above in this subsection or under "-- Holder's Exchange Right", we will not be permitted to redeem your note and the holder will not be entitled to require us to repay your note before the stated maturity date.

                               AUTOMATIC EXCHANGE

      An automatic exchange of your note may occur as follows on either the stated maturity date or a call date.

ON STATED MATURITY DATE

      If the holder does not exercise the exchange right for the entire outstanding face amount of your note by 11:00 A.M., New York City time, on the business day before the determination date, and we do not exercise our call right, the following will apply. On the determination date, the calculation agent will determine the automatic exchange value for the outstanding face amount of the note as if your note was voluntarily exchanged and the determination date was the exchange notice date. To determine this automatic exchange value, the calculation agent will multiply the closing level of the basket on the determination date by the exchange rate and by the outstanding face amount and will divide the resulting product by $1,000, except in the limited circumstances described under "-- Consequences of a Market Disruption Event" below.

      If the automatic exchange value described above exceeds the sum of:

- the face amount of your note then outstanding, plus

- the amount of the regular interest installment that would become due on the outstanding face amount of your note on the stated maturity date if your note were not exchanged or redeemed,

then, regardless of the holder's wishes and without any notice being given or other action being taken by the holder, the remaining portion of your note will automatically be exchanged as follows. On the stated maturity date, we will pay to the holder the automatic exchange value, based on the closing level of the basket described above. The holder will not be entitled to receive the regular interest installment that would become due on your note on the stated maturity date in the absence of an automatic exchange. We discuss this matter under "-- Interest Payments" below.

      If the automatic exchange value described above does not exceed the sum of the outstanding face amount and the regular interest installment described above, then we will pay the principal amount, together with accrued interest, on the stated maturity date. We describe this payment under "-- Payment of Principal on Stated Maturity Date" above.

ON CALL DATE

      If we exercise our call right, the holder will receive the benefit, if any, of an automatic exchange as follows. Prior to the call date, the calculation agent will determine the automatic exchange value of your note as if your note was to be voluntarily exchanged and the call notice date was the exchange notice date. To determine this automatic exchange value, the calculation agent will multiply the closing level of the basket on the call notice date by the exchange rate and by the outstanding face amount and will divide the resulting product by $1,000, except in the limited circumstances described under "-- Consequences of a Market Disruption Event" below.

      If the automatic exchange value described above exceeds the sum of:

- the redemption price that would be payable to the holder on the call date, plus

- the amount of interest that would accrue on the outstanding face amount of your note from and after the last interest payment date before the call date to the call date,

then, regardless of the holder's wishes and without any notice being given or other action being taken by the holder, the remaining portion of your note will automatically be exchanged as follows. On the call date, we will pay to the holder the automatic exchange value based on the closing level of the basket described above. The holder will not be entitled to receive any interest that accrues on your note from and after the last interest payment date to the call date. We discuss this matter under "-- Interest Payments" below.

      If the automatic exchange value referred to above does not exceed the sum of the redemption price and accrued interest described above, then we will redeem your note in accordance with our call right. We describe this right under "-- Our Call Right" above.

CONSEQUENCES OF A MARKET DISRUPTION EVENT

      As described above, the calculation agent will use the closing level of the basket on a particular day -- which we call a pricing date -- to determine the amount of cash that would be payable in an automatic exchange on the stated maturity date or a call date. This procedure will be subject to the following two rules, however:

- If a market disruption event occurs or is continuing on a day that would otherwise be a pricing date, then the calculation agent will instead use the closing level of the basket on the first business day after that day on which no market disruption event occurs or is continuing. That first business day, however, may not be later than the determination date, in the case of an automatic exchange on the stated maturity date, or later than the fifth business day after the call notice date, in the case of an automatic exchange on the call date. We refer to that first business day as a deferred pricing date and to the latest business day on which a deferred pricing date can occur as the latest possible pricing date.

- If a market disruption event occurs or is continuing on a day that would otherwise be a pricing date and on each subsequent business day through and including the latest possible pricing date, the calculation agent will nevertheless determine the closing price of the basket stocks, and the closing level of the basket and the deferred pricing date will occur, on the latest possible pricing date. If the closing level of the basket is not available on that date, either because of a market disruption event or for any other reason, the calculation agent will determine the closing level of the basket based on its assessment, made in its sole discretion, of the value of the basket stocks on the latest possible pricing date. The calculation agent will use the closing level of the basket on the latest possible pricing date, however determined, instead of the closing level of the basket described earlier.

      In determining the amount of cash that would be payable in an automatic exchange on a call date, the calculation agent may use the closing level of the basket on a deferred pricing date, as described in the two rules above. If that happens, the call date will be the later of the original call date and the fifth business day after the deferred pricing date. Consequently, if we exercise our call right and give the holder a call notice specifying the call date, we may nevertheless postpone the call date up to five business days after the specified date because of a market disruption event. We may do so without further notice to the holder or any other person and whether your note is redeemed or an automatic exchange occurs on the call date. We will not exercise our call right, however, in a manner that would result in the call date being later than the stated maturity date.

                               INTEREST PAYMENTS

      Interest will accrue on the outstanding face amount of your note and will be calculated and paid as described in the accompanying prospectus with regard to fixed rate notes, except that the interest payment and regular record dates will be those specified on the front cover of this prospectus supplement. If the stated maturity date does not occur on June 20, 2013, however, the interest payment date scheduled for June 20, 2013 will instead occur on the stated maturity date.

CONSEQUENCES OF A VOLUNTARY EXCHANGE

      If the holder exercises the exchange right, the following four rules will apply to the exchanged portion of your note:

- IF THE EXCHANGE DATE OCCURS ON AN INTEREST PAYMENT DATE, interest will accrue on the exchanged portion to, but excluding, that interest payment date. We will pay the accrued interest on that interest payment date to whoever is the holder on the related regular record date.

- IF THE EXCHANGE DATE OCCURS AFTER AN INTEREST PAYMENT DATE BUT ON OR BEFORE THE NEXT REGULAR RECORD DATE, interest will accrue and be paid on the exchanged portion only to, and excluding, that prior interest payment date and not for the later period that precedes the exchange date.

- IF THE EXCHANGE DATE OCCURS ON OR BEFORE THE FIRST REGULAR RECORD DATE, interest will not accrue or be paid on the exchanged portion of your note.

- IF THE EXCHANGE DATE OCCURS AFTER A REGULAR RECORD DATE BUT BEFORE THE RELATED INTEREST PAYMENT DATE, interest will accrue on the exchanged portion to, but excluding, that interest payment date. We will pay this accrued interest on that interest payment date, to whoever is the holder on the related regular record date. On the exchange notice date, however, the holder exercising the exchange right will be required to pay us the amount of interest that will become payable on the exchanged portion of your note on that interest payment date.

      As long as your note is in global form, the regular record date will be the business day before the related interest payment date, so that no exchange date can occur between those two dates. Consequently, the fourth rule above will have no practical effect on your note unless and until your note ceases to be in global form. We describe the situations in which we may terminate a global note in the accompanying prospectus under "Legal Ownership and Book-Entry
Issuance -- What Is a Global Security?".

      Because of the rules described above, if you decide to exchange your note, you may lose the right to receive interest on your note for the interest period in which the exchange occurs.

CONSEQUENCES OF AN AUTOMATIC EXCHANGE

      The four rules described in the prior subsection do not apply if an automatic exchange occurs. IF AN AUTOMATIC EXCHANGE OCCURS, EITHER ON THE STATED MATURITY DATE OR EARLIER BECAUSE WE EXERCISE OUR CALL RIGHT, WE WILL NOT PAY ANY INTEREST THAT ACCRUES ON THE EXCHANGED PORTION OF YOUR NOTE FROM AND AFTER THE LAST INTEREST PAYMENT DATE PRIOR TO THE AUTOMATIC EXCHANGE -- I.E., FROM AND AFTER THE LAST INTEREST PAYMENT DATE PRIOR TO THE STATED MATURITY DATE OR THE CALL DATE, AS THE CASE MAY BE. As described above under "-- Our Call Right", we will not be entitled to redeem your note until after the interest payment date on June 20, 2005.

                           ANTI-DILUTION ADJUSTMENTS

      Initially, the reference amount for each basket stock will be the amount specified under "-- The Basket" above. However, the calculation agent will adjust the reference amount for each basket stock if any of the six dilution events described below occurs with respect to that basket stock.

      For example, if an adjustment is required because of a two-for-one stock split or a one-for-two reverse stock split, then the reference amount for that basket stock might be adjusted to be double or one-half of the initial amount specified above, as the case may be.

      Similarly, if an adjustment is required with respect to a basket stock because of a reorganization event in which property other than the basket stock -- e.g., cash and securities of another issuer -- is distributed in respect of the basket stock, then the calculation agent will adjust both the type and amount of property constituting the relevant reference amount. In this example, the new reference amount will consist of both the amount of cash and the amount of securities distributed in the reorganization event in respect of the old reference amount.

      The calculation agent will adjust the reference amount for each basket stock as described below, but only if an event described under one of the six subsections beginning with "-- Stock Splits" below occurs with respect to that basket stock and only if the relevant event occurs during the period described under the applicable subsection. The reference amount for each basket stock will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect the stock.

      The adjustments described below do not cover all events that could affect a basket stock, such as an issuer tender or exchange offer for a basket stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of a basket stock issuer. We describe the risks relating to dilution under "Additional Risk Factors Specific to Your Note -- You Have Limited Anti-dilution Protection" above.

HOW ADJUSTMENTS WILL BE MADE

      If more than one event requiring adjustment occurs with respect to a reference amount for a basket stock, the calculation agent will adjust that reference amount for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will adjust the reference amount for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each event.

      The calculation agent will adjust a reference amount for each reorganization event described under "-- Reorganization Events" below. For any other dilution event described below, however, the calculation agent will not be required to adjust a reference amount unless the adjustment would result in a change of at least 0.1% in the reference amount that would apply without the adjustment. The applicable reference amount resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward -- e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

      If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your note, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

      The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

STOCK SPLITS

      A stock split is an increase in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth less as a result of a stock split.

      If a basket stock is subject to a stock split, then the calculation agent will adjust the applicable reference amount to equal the sum of the prior reference amount -- i.e., the reference amount before that adjustment -- plus the product of (1) the number of new shares issued in the stock split with respect to one share of the basket stock times (2) the prior reference amount. The reference amount will not be adjusted, however, unless the first day on which the basket stock trades without the right to receive the stock split occurs after the date of this prospectus supplement and on or before the relevant exchange notice date.

REVERSE STOCK SPLITS

      A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth more as a result of a reverse stock split.

      If a basket stock is subject to a reverse stock split, then the calculation agent will adjust the applicable reference amount to equal the product of the prior reference amount and the quotient of (1) the number of outstanding shares of the basket stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the basket stock outstanding immediately before the reverse stock split becomes effective. The reference amount will not be adjusted, however, unless the reverse stock split becomes effective after the date of this prospectus supplement and on or before the relevant exchange notice date.

STOCK DIVIDENDS

      In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

      If a basket stock is subject to a stock dividend, then the calculation agent will adjust the applicable reference amount to equal the sum of the prior reference amount plus the product of (1) the number of shares issued in the stock dividend with respect to one share of the basket stock times (2) the prior reference amount. The reference amount will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the relevant exchange notice date.

      The ex-dividend date for any dividend or other distribution with respect to a basket stock is the first day on which the basket stock trades without the right to receive that dividend or other distribution.

OTHER DIVIDENDS AND DISTRIBUTIONS

      A reference amount will not be adjusted to reflect dividends or other distributions paid with respect to a basket stock, other than:

- stock dividends described above,

- issuances of transferable rights and warrants as described under "-- Transferable Rights and Warrants" below,

- distributions that are spin-off events described in "-- Reorganization Events" below, and

- extraordinary dividends described below.

      A dividend or other distribution with respect to a basket stock will be deemed to be an extraordinary dividend if its per-share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the basket stock by an amount equal to at least 10% of the closing price of the basket stock on the first business day before the ex-dividend date.

      If an extraordinary dividend occurs with respect to a basket stock, the calculation agent will adjust the applicable reference amount to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the closing price of the basket stock on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The reference amount will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the relevant exchange notice date.

      The extraordinary dividend amount with respect to an extraordinary dividend for a basket stock equals:

- for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the basket stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the basket stock, or

- for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

      To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on a basket stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the applicable reference amount only as described under "-- Stock Dividends" above, "-- Transferable Rights and Warrants" below or "-- Reorganization Events" below, as the case may be, and not as described here.

TRANSFERABLE RIGHTS AND WARRANTS

      If a basket stock issuer issues transferable rights or warrants to all holders of that basket stock to subscribe for or purchase the basket stock at an exercise price per share that is less than the closing price of the basket stock on the business day before the ex-dividend date for the issuance, then the applicable reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

- the numerator will be the number of shares of the basket stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the basket stock offered for subscription or purchase under those transferable rights or warrants and

- the denominator will be the number of shares of the basket stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the basket stock that the aggregate offering price of the total number of shares of the basket stock so offered for subscription or purchase would purchase at the closing price of the basket stock on the business day before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the business day before that ex-dividend date.

      A reference amount will not be adjusted, however, unless the ex-dividend date described above occurs after the date of this prospectus supplement and on or before the relevant exchange notice date.

REORGANIZATION EVENTS

      Each of the following is a reorganization event with respect to a basket stock:

- the basket stock is reclassified or changed,

- the basket stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding basket stock is exchanged for or converted into other property,

- a statutory share exchange involving the outstanding basket stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above,

- the basket stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

- the basket stock issuer effects a spin-off -- that is, issues to all holders of the basket stock equity securities of another issuer, other than as part of an event described in the four bullet points above,

- the basket stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

- another entity completes a tender or exchange offer for all the outstanding basket stock of the basket stock issuer.

      ADJUSTMENTS FOR REORGANIZATION EVENTS. If a reorganization event occurs with respect to a basket stock, then the calculation agent will adjust the applicable reference amount so as to consist of the amount and type of property -- whether it be cash, securities or other property -- distributed in the reorganization event in respect of that reference amount as in effect before that reorganization event. If more than one type of property is distributed, the reference amount will be adjusted so as to consist of each type of property distributed in respect of the prior reference amount, in a proportionate amount so that the value of each type of property comprising the new reference amount as a percentage of the total value of the new reference amount equals the value of that type of property as a percentage of the total value of all property distributed in the reorganization event in respect of the prior reference amount. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below. The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the date of this prospectus supplement and on or before the relevant exchange notice date.

      For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant exchange notice date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the applicable basket stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

      If a reorganization event occurs and the calculation agent adjusts a reference amount to consist of the distribution property distributed in the event, as described above, the calculation agent will make further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the applicable basket stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

      For example, if a basket stock issuer merges into another company and each share of the basket stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the applicable reference amount will be adjusted to consist of two common shares and the specified amount of cash for each share of the relevant basket stock (adjusted proportionately for any partial share) comprising that reference amount before the adjustment. The calculation agent will adjust the common share component of the new reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled
"-- Anti-dilution Adjustments" as if the common shares were the basket stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount.

      DISTRIBUTION PROPERTY. When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of the initial reference amount for the relevant basket stock as specified in the table under "-- The Basket" above -- or in respect of whatever the applicable reference amount for that stock may then be if any anti-dilution adjustment has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes the applicable reference amount of the basket stock in respect of which the distribution is made.

      If a reorganization event occurs, the distribution property distributed in the event will be substituted for the applicable basket stock as described above. Consequently, in this prospectus supplement, when we refer to a basket stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to a basket stock issuer, we mean any successor entity in a reorganization event.

                         DEFAULT AMOUNT ON ACCELERATION

      If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity. We describe the default amount under "-- Special Calculation Provisions" below.

      For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding principal amount of each offered note as the outstanding principal amount of your note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under "Description of Debt Securities We May Offer -- Default, Remedies and Waiver of Default" and "-- Modification of the Debt Indentures and Waiver of Covenants".

                               MANNER OF PAYMENT

      Any payment on your note at maturity, on any exchange date or on any call date, will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We may pay interest due on any interest payment date by check mailed to the person who is the holder on the regular record date. We also may make any payment in accordance with the applicable procedures of the depositary.

                             MODIFIED BUSINESS DAY

      As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under "-- Special Calculation Provisions" below.

                           ROLE OF CALCULATION AGENT

      The calculation agent, in its sole discretion, will make all determinations regarding the closing level of the basket and the closing prices of the basket stocks, anti-dilution adjustments, market disruption events, automatic exchanges, business days, the default amount and the amount payable in respect of your note. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

      Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent for the offered notes. We may change the calculation agent for your note at any time without notice to you, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days' written notice to Goldman Sachs.

                         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

      When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the accompanying prospectus and that is also a day on which the respective principal securities markets for the basket stocks are open for trading.

CLOSING PRICE

      The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

- on the principal national securities exchange on which that security is listed for trading on that day, or

- if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

- if that security is not quoted on the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security.

      If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

DEFAULT AMOUNT

      The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.

      During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

      DEFAULT QUOTATION PERIOD. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained, or

- every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

      If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

      In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.

      QUALIFIED FINANCIAL INSTITUTIONS. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MARKET DISRUPTION EVENT

      Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in any of the basket stocks on its primary market, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- a suspension, absence or material limitation of trading in option or futures contracts relating to any of the basket stocks, if available, in the primary market for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- any of the basket stocks do not trade on what was the primary market for that basket stock, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see "Use of Proceeds and Hedging" below.

      The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

- a decision to permanently discontinue trading in the option or futures contracts relating to any basket stock.

      For this purpose, an "absence of trading" in the primary securities market on which a basket stock is traded, or on which option or futures contracts relating to a basket stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in a basket stock or in option or futures contracts relating to a basket stock, if available, in the primary market for that stock or those contracts, by reason of:

- a price change exceeding limits set by that market, or

- an imbalance of orders relating to that stock or those contracts, or

- a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

      In this subsection about market disruption events, references to any basket stock include securities that are part of any adjusted reference amount for that basket stock, as determined by the calculation agent in its sole discretion.

                       HYPOTHETICAL RETURNS ON YOUR NOTE

      In the table below, we compare the total pretax return on owning the basket stocks (having the same relative weightings as they do in the basket) to the total pretax return on owning your note, in each case during the period from the trade date to the stated maturity date. The information in the table is based on hypothetical market values for the basket stocks and your note at the end of this period, and on the assumptions set forth in the box below. In the paragraphs following the table, we explain how we have calculated these hypothetical returns.
                           KEY TERMS AND ASSUMPTIONS

-----------------------------------------------------

Original issue price, expressed
  as a percentage of the face
  amount                             100%
Exchange rate                      8.1136
Reference basket level (as
  determined on the trade date)       100
Premium (as a percentage of the
  reference basket level)          23.25%
Annual basket stock dividend
  yield, expressed as a
  percentage of the reference
  amounts of the basket stocks
  (assumed)                         0.04%
No dilution event or other
  change in or affecting any of
  the basket stocks (assumed)
Automatic exchange in full on
  the stated maturity
  date -- i.e., no prior
  redemption or voluntary
  exchange (assumed)
No market disruption event
  occurs (assumed)

----------------------------------------------------

      We calculate the total return on your note based on an exchange rate of
8.1136 for each $1,000 of the outstanding face amount of your note. This exchange rate was determined by dividing $1,000 by the product of the reference basket level times an amount equal to one plus a premium of 23.25%. Because the exchange rate has been determined in this manner, the closing level of the basket must increase by the determination date to an amount equal to the reference basket level times an amount equal to one plus the premium in order for the cash value that would be deliverable in exchange for any portion of your note on the stated maturity date to equal the face amount of the exchanged portion. There is no assurance that the closing basket level will increase to that extent by the determination date.

      Seven of the eight basket stocks are traded on the New York Stock Exchange and one of the basket stocks is traded on the American Stock Exchange. For information about the market price of the basket stocks in recent periods, see "Basket Stocks -- Historical Trading Price Information" below.

      As stated above, the following table assumes that dividends will be paid on the basket stocks. We do not know, however, whether or to what extent the issuers of the basket stocks will pay dividends in the future. These are matters that will be determined by the issuers of the basket stocks and not by us. Consequently, the amount of dividends actually paid on the basket stocks by their issuers, and, therefore, the rate of return on the basket stocks during the life of the offered notes, may differ substantially from the information reflected in the table below.

      The following table is provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical market values at the end of the indicated period could have on the rates of return on the basket and your note, assuming all other variables remained constant.

                       Basket                                       Your Note
-----------------------------------------------------   ----------------------------------
                  Hypothetical Closing
                    Basket Level on
 Hypothetical     Stated Maturity Date                  Hypothetical Market
Closing Basket     as % of Reference     Hypothetical     Value on Stated     Hypothetical
Level on Stated     Basket Level on      Pretax Total   Maturity Date as %    Pretax Total
 Maturity Date         Trade Date           Return        of Face Amount         Return
---------------   --------------------   ------------   -------------------   ------------
    $ 50.00                50%             -49.60%            100.00%             2.50%
    $ 60.00                60%             -39.60%            100.00%             2.50%
    $ 70.00                70%             -29.60%            100.00%             2.50%
    $ 80.00                80%             -19.60%            100.00%             2.50%
    $ 90.00                90%              -9.60%            100.00%             2.50%
    $100.00               100%               0.40%            100.00%             2.50%
    $110.00               110%              10.40%            100.00%             2.50%
    $120.00               120%              20.40%            100.00%             2.50%
    $130.00               130%              30.40%            105.48%             7.85%
    $140.00               140%              40.40%            113.59%            15.97%
    $150.00               150%              50.40%            121.70%            24.08%
    $160.00               160%              60.40%            129.82%            32.19%
    $170.00               170%              70.40%            137.93%            40.31%
    $180.00               180%              80.40%            146.04%            48.42%
    $190.00               190%              90.40%            154.16%            56.53%
    $200.00               200%             100.40%            162.27%            64.65%

                             ----------------------

      The hypothetical total return on the basket represents the difference between (i) the hypothetical closing level of the basket on the stated maturity date plus the dividends that would be paid at the assumed dividend yield rate during the period from the trade date to the stated maturity date, without reinvestment of those dividends, and (ii) the reference basket level. This difference is expressed as a percentage of the reference basket level.

      The hypothetical total return on your note represents the difference between (i) the hypothetical market value of your note on the stated maturity date plus the amount of interest that would be payable on your note during the period from the trade date to the stated maturity date, without reinvestment of that interest, and (ii) the hypothetical market value of your note on the trade date. This difference is expressed as a percentage of the hypothetical market value on the trade date. For this purpose, we have assumed that the market value of your note on the trade date equals the outstanding face amount but that the market value on the stated maturity date will equal the greater of the outstanding face amount and the automatic exchange value that we would be obligated to pay on that date in an automatic exchange. There will be no automatic exchange on the stated maturity date, however, unless the automatic exchange value to be paid on that date exceeds the sum of the outstanding face amount plus the amount of the regular interest installment payable on your note on that date. Moreover, if an automatic exchange occurs, the holder will not be entitled to receive that final regular interest installment. Therefore, we have assumed that unless the automatic exchange value exceeds that sum, the market value of your note on the stated maturity date will equal the outstanding face amount. We have also assumed that the closing level of the basket will be the same on the determination date and the stated maturity date.

      The actual market value of your note on the stated maturity date or at any other time, including any time you may wish to sell your note, may bear little or no relation to the hypothetical values shown above, and those values should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in the basket stocks. The pretax rates of return shown above are entirely hypothetical; they are based on market values that may not be achieved on the relevant date and on assumptions that may prove to be erroneous and do not take into account the effects of any applicable taxes. Please read "Additional Risk Factors Specific to Your Note" above.

      Payments on this note may be economically equivalent to the amounts that would be paid on combination of other instruments. For example, payments on the note may be economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and an option, in each case, bought by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the note or the United States income tax treatment of the note as described under "Supplemental Discussion of Federal Income Tax Consequences" below.

--------------------------------------------------------------------------------

        We cannot predict the level of the basket or the market value of your note, nor can we predict the relationship between the two. Moreover, the assumptions we have made in connection with the illustration set forth above may turn out to be inaccurate. Consequently, the total return that an investor in a note would actually achieve, as well as how that return would compare to the total return that an investor in the basket stocks would actually achieve, may be very different from the information reflected in the table above.

--------------------------------------------------------------------------------

                          USE OF PROCEEDS AND HEDGING

      We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds". We or our affiliates also expect to use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

      In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of the basket stocks. From time to time, we and/or our affiliates expect to enter into additional hedging transactions involving the basket stocks and perhaps other instruments, and to unwind those transactions we have entered into, in connection with the offered notes and perhaps in connection with other notes we may issue, some of which may have returns linked to one or more of the basket stocks. Consequently, from time to time, we and/or our affiliates:

- expect to acquire or dispose of positions in one or more of the basket stocks and perhaps other securities of the basket stock issuers,
- may take short positions in one or more of the basket stocks or other securities of the basket stock issuers -- i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to the purchaser,

- may take or dispose of positions in listed or over-the-counter options or other instruments based on one or more of the basket stocks, and/or
- may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange, the American Stock Exchange or other components of the U.S. equity market.

      We and/or our affiliates may acquire a long or short position in securities similar to the offered notes from time to time and may, in our or their sole discretion, hold or resell those securities.

      We and/or our affiliates may close out a hedge position relating to your note and perhaps relating to other notes with returns linked to one or more of the basket stocks. These steps, which could occur on or before the determination date, are likely to involve sales of one or more of the basket stocks and they may involve sales and/or purchases of one or more of the basket stocks, listed or over-the-counter options or futures on one or more of the basket stocks or listed or over-the-counter options, futures or other instruments based on indices designed to track the performance of the New York Stock Exchange, the American Stock Exchange or other components of the U.S. equity market.

------------------------------------------------------------------------------

        The hedging activity discussed above may adversely affect the market value of your note from time to time. See "Additional Risk Factors Specific to Your Note -- Trading and Other Transactions by Goldman Sachs in the Basket Stocks May Impair the Value of Your Note" and "-- Our Business Activities May Create Conflicts of Interest Between You and Us" for a discussion of these adverse effects.

------------------------------------------------------------------------------

                               THE BASKET STOCKS

      According to publicly available documents, BJS Services Company is a provider of pressure pumping and other oilfield services serving the petroleum industry worldwide. The company's pressure pumping services consist of cementing and stimulation services used in the completion of new oil and natural gas wells and in remedial work on existing wells, both onshore and offshore. Other oilfield services include completion tools, completion fluids and tubular services provided to the oil and natural gas exploration and production industry, commissioning and inspection services provided to refineries, pipelines and offshore platforms, and specialty chemical services.

      According to publicly available documents, Cooper Cameron Corporation is an international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications. The company is also a manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

      According to publicly available documents, ENSCO International Incorporated is an international offshore contract drilling company that also provides marine transportation services in the Gulf of Mexico. The company's complement of offshore drilling rigs includes 43 jackup rigs, seven barge rigs, five platform rigs and one semisubmersible rig. The company's marine transportation fleet consists of 27 vessels. The company's operations are concentrated in the geographic regions of North America, Europe/West Africa, Asia Pacific and South America/Caribbean.

      According to publicly available documents, Nabors Industries Ltd., is a land drilling contractor with almost 600 land drilling rigs. The company conducts oil, gas and geothermal land drilling operations in the U.S. Lower 48 states, Alaska, Canada, South and Central America, the Middle East and Africa. The company's overall business is conducted through two major segments: (1) Contract Drilling and (2) Manufacturing and Logistics. The company's Contract Drilling segment includes its drilling, workover and well-servicing operations, on land and offshore. The company's Manufacturing and Logistics segment includes its marine transportation and supply services, top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

      According to publicly available documents, Pride International, Inc. is an international provider of contract drilling and related services, operating both offshore and on land. The company operates in more than 30 countries and marine provinces. The company's operations are conducted in many active oil and gas basins, including South America, the Gulf of Mexico, the Mediterranean, West and North Africa, the Middle East, Asia Pacific, Russia and Kazahkstan.

      According to publicly available documents, Smith International, Inc. is a supplier of products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets. The company provides a line of products and engineering services, including drilling and completion fluid systems, solids-control equipment, waste-management services, production chemicals, three-cone and diamond drill bits, turbines, fishing services, drilling tools, underreamers, casing exit and multilateral systems, packers and liner hangers. The company also offers supply-chain management solutions through a North American branch network providing pipe, valves, fittings, mill, safety and other maintenance products.

      According to publicly available documents, Varco International, Inc. is a provider of drilling and well-servicing equipment, products and services to the world's oil and gas industry. The company manufactures and supplies drilling systems and rig instrumentation; oilfield tubular inspections and internal tubular coating; drill cuttings separation, management and disposal systems and services; and coiled tubing and pressure control equipment for land and offshore drilling and well stimulation operations. The company also provides in-service pipeline inspections, manufactures high pressure fiberglass and composite tubing, and sells and rents advanced in-line inspection equipment to makers of oil country tubular goods.

      According to publicly available documents, Weatherford International Ltd is a provider of equipment and services used for the drilling, completion and production of oil and natural gas wells. The company's business is divided into three principal operating divisions: Drilling and Intervention Services -- This division provides (1) drilling systems, (2) well installation services, (3) cementing products and (4) underbalanced drilling; Completion Systems -- This division provides a full range of completion products and services; Artificial Lift Systems -- This division provides all forms of artificial lift used primarily for the production of oil. It also provides production optimization services and automation and monitoring of well head production.

                    WHERE INFORMATION ABOUT THE BASKET STOCK
                            ISSUERS CAN BE OBTAINED

      Each of the basket stocks is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by each basket stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov.

      Information filed with the SEC by each basket stock issuer under the Exchange Act can be located by referencing its SEC file number: 001-10570 (BJS Services Company); 001-13884 (Cooper Cameron Corporation); 001-08097 (ENSCO International Incorporated); 000-49887 (Nabors Industries Ltd.); 001-13289 (Pride International, Inc.); 001-08514 (Smith International, Inc.); 001-13309 (Varco International, Inc.); 001-31339 (Weatherford International Ltd.).

      Information about each basket stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

      We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by a basket stock issuer with the SEC.

                     WE OBTAINED THE INFORMATION ABOUT THE
                    BASKET STOCK ISSUERS IN THIS PROSPECTUS
                        SUPPLEMENT FROM THE BASKET STOCK
                            ISSUERS' PUBLIC FILINGS

      This prospectus supplement relates only to your note and does not relate to the basket stocks or other securities of the basket stock issuers. We have derived all information about the basket stock issuers in this prospectus supplement from the publicly available documents referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any "due diligence" investigation or any other inquiry with respect to any basket stock issuer in connection with the offering of your note. We do not make any representation that any publicly available document or any other publicly available information about any basket stock issuer is accurate or complete. Furthermore, we do not know whether all events occurring before the date of this prospectus supplement -- including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the basket stocks and, therefore, the exchange value -- have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning any basket stock issuer could affect the value you will receive at maturity and, therefore, the market value of your note.

      Neither we nor any of our affiliates make any representation to you as to the performance of the basket or basket stocks.

      We or any of our affiliates may currently or from time to time engage in business with the basket stock issuers, including making loans to or equity investments in the basket stock issuers or providing advisory services to the basket stock issuers, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the basket stock issuers and, in addition, one or more of our affiliates may publish research reports about the basket stock issuers. As an investor in a note, you should undertake such independent investigation of the basket stock issuers as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

                      HISTORICAL TRADING PRICE INFORMATION

      Seven of the eight basket stocks are traded on the New York Stock Exchange, under the symbols "BJS", "CAM", "ESV", "PDE", "SII", "VRC" and "WFT", respectively. Nabors Industries Ltd. is traded on the American Stock Exchange, under the symbol "NBR". The following tables set forth the quarterly high, low and closing prices on the New York Stock Exchange for each of the seven basket stocks traded on that exchange, and on the American Stock Exchange for Nabors Industries Ltd., in each case for the four calendar quarters in each of 2001 and 2002 and for the first two calendar quarters in 2003, through June 13, 2003. We obtained the trading price information set forth below from Bloomberg Financial Services, without independent verification.

      You should not take any such historical prices of the basket stocks as an indication of future performance. We cannot give you any assurance that the prices of the basket stocks will increase sufficiently for you to receive an amount in excess of the face amount of your note at maturity.

                              BJS SERVICES COMPANY

                                                                 HIGH       LOW      CLOSE
                                                                 ----       ---      -----
2001
  Quarter ended March 31....................................    42.325    31.8125    35.60
  Quarter ended June 30.....................................    41.125    28.38      28.38
  Quarter ended September 30................................    27.30     14.87      17.79
  Quarter ended December 31.................................    34.00     17.12      32.45
2002
  Quarter ended March 31....................................    35.32     25.70      34.47
  Quarter ended June 30.....................................    38.65     32.67      33.88
  Quarter ended September 30................................    34.58     23.30      26.00
  Quarter ended December 31.................................    34.96     24.90      32.31
2003
  Quarter ended March 31....................................    35.20     29.55      34.39
  Quarter ended June 30 (through June 13, 2003).............    41.95     34.10      39.23
  Closing Price on June 13, 2003............................                         39.23

                           COOPER CAMERON CORPORATION

                                                                HIGH      LOW     CLOSE
                                                                ----      ---     -----
2001
  Quarter ended March 31....................................    68.05    52.62    54.00
  Quarter ended June 30.....................................    73.00    47.00    55.80
  Quarter ended September 30................................    56.44    29.15    32.80
  Quarter ended December 31.................................    43.10    32.55    40.36
2002
  Quarter ended March 31....................................    52.38    36.87    51.11
  Quarter ended June 30.....................................    59.30    48.42    48.42
  Quarter ended September 30................................    50.82    37.43    41.76
  Quarter ended December 31.................................    53.15    39.87    49.82
2003
  Quarter ended March 31....................................    53.72    45.98    49.51
  Quarter ended June 30 (through June 13, 2003).............    55.24    46.17    52.00
  Closing Price on June 13, 2003............................                      52.00

                        ENSCO INTERNATIONAL INCORPORATED

                                                                HIGH      LOW     CLOSE
                                                                ----      ---     -----
2001
  Quarter ended March 31....................................    44.44    30.75    35.00
  Quarter ended June 30.....................................    39.20    23.40    23.40
  Quarter ended September 30................................    22.39    13.20    14.62
  Quarter ended December 31.................................    25.95    14.12    24.85
2002
  Quarter ended March 31....................................    30.14    21.04    30.14
  Quarter ended June 30.....................................    35.36    27.02    27.26
  Quarter ended September 30................................    28.61    21.88    25.04
  Quarter ended December 31.................................    31.62    24.83    29.45
2003
  Quarter ended March 31....................................    30.48    24.66    25.51
  Quarter ended June 30 (through June 13, 2003).............    30.90    24.85    28.53
  Closing Price on June 13, 2003............................                      28.53

                             NABORS INDUSTRIES LTD.

                                                                HIGH      LOW     CLOSE
                                                                ----      ---     -----
2001
  Quarter ended March 31....................................    62.51    51.00    51.84
  Quarter ended June 30.....................................    60.41    37.20    37.20
  Quarter ended September 30................................    36.65    18.66    20.97
  Quarter ended December 31.................................    35.73    20.66    34.33
2002
  Quarter ended March 31....................................    43.00    27.05    42.25
  Quarter ended June 30.....................................    48.70    35.30    35.30
  Quarter ended September 30................................    37.45    26.52    32.75
  Quarter ended December 31.................................    38.86    30.60    35.27
2003
  Quarter ended March 31....................................    42.00    32.50    39.87
  Quarter ended June 30 (through June 13, 2003).............    45.50    38.30    41.35
  Closing Price on June 13, 2003............................                      41.35

                           PRIDE INTERNATIONAL, INC.

                                                                HIGH      LOW      CLOSE
                                                                ----      ---      -----
2001
  Quarter ended March 31....................................    28.79    19.625    23.76
  Quarter ended June 30.....................................    32.65    19.00     19.00
  Quarter ended September 30................................    19.17     9.75     10.40
  Quarter ended December 31.................................    15.33    10.18     15.10
2002
  Quarter ended March 31....................................    15.98    11.85     15.9
  Quarter ended June 30.....................................    19.52    15.26     15.66
  Quarter ended September 30................................    14.96    11.00     13.00
  Quarter ended December 31.................................    15.99    12.50     14.90
2003
  Quarter ended March 31....................................    15.40    13.00     13.49
  Quarter ended June 30 (through June 13, 2003).............    19.78    13.38     18.95
  Closing Price on June 13, 2003............................                       18.95

                           SMITH INTERNATIONAL, INC.

                                                                 HIGH      LOW      CLOSE
                                                                 ----      ---      -----
2001
  Quarter ended March 31....................................    41.945    33.885    35.10
  Quarter ended June 30.....................................    41.75     29.95     29.95
  Quarter ended September 30................................    30.455    16.715    18.20
  Quarter ended December 31.................................    27.56     18.145    26.81
2002
  Quarter ended March 31....................................    34.565    23.35     33.875
  Quarter ended June 30.....................................    38.07     30.545    34.095
  Quarter ended September 30................................    36.36     26.53     29.31
  Quarter ended December 31.................................    35.19     27.47     32.62
2003
  Quarter ended March 31....................................    36.48     29.85     35.23
  Quarter ended June 30 (through June 13, 2003).............    41.55     34.47     38.87
  Closing Price on June 13, 2003............................                        38.87

                           VARCO INTERNATIONAL, INC.

                                                                HIGH      LOW      CLOSE
                                                                ----      ---      -----
2001
  Quarter ended March 31....................................    24.70    17.875    20.65
  Quarter ended June 30.....................................    24.70    18.40     18.61
  Quarter ended September 30................................    18.75    10.92     12.08
  Quarter ended December 31.................................    16.20    11.65     14.98
2002
  Quarter ended March 31....................................    20.10    13.25     20.10
  Quarter ended June 30.....................................    21.73    17.54     17.54
  Quarter ended September 30................................    18.60    13.55     16.92
  Quarter ended December 31.................................    18.91    14.94     17.40
2003
  Quarter ended March 31....................................    19.42    16.18     18.31
  Quarter ended June 30 (through June 13, 2003).............    22.26    17.45     21.10
  Closing Price on June 13, 2003............................                       21.10

                         WEATHERFORD INTERNATIONAL LTD.

                                                                HIGH       LOW      CLOSE
                                                                ----       ---      -----
2001
  Quarter ended March 31....................................    58.33    43.8125    51.10
  Quarter ended June 30.....................................    59.69    44.40      48.00
  Quarter ended September 30................................    47.31    23.77      25.51
  Quarter ended December 31.................................    38.75    25.39      37.26
2002
  Quarter ended March 31....................................    49.59    32.72      47.63
  Quarter ended June 30.....................................    53.33    43.20      43.20
  Quarter ended September 30................................    44.85    34.12      37.14
  Quarter ended December 31.................................    43.62    35.50      39.93
2003
  Quarter ended March 31....................................    41.82    35.37      37.77
  Quarter ended June 30 (through June 13, 2003).............    46.54    37.35      43.90
  Closing Price on June 13, 2003............................                        43.90

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

-------------------------------------------------------------------------------

     The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders. The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of owning your note in your particular circumstances.


--------------------------------------------------------------------------------

      Your note will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note (the "comparable yield") and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include interest in income in respect of your note prior to your receipt of cash attributable to such income.

      It is not entirely clear how the rules governing contingent payment obligations provide for determining the maturity date for debt instruments (such as your note) that provide for a call right or exchange right for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your note (and we intend to make the computation in such a manner) based upon an assumption that your note will remain outstanding until the stated maturity date and the projected contingent payment will be made at such time.


      The comparable yield and projected payment schedule may be obtained from us by contacting the Goldman Sachs Treasury Administration Department, Debt Administration Group, at 212-902-1000. You are required to use the comparable yield and projected payment schedule determined by us in determining your interest accruals in respect of your note unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

--------------------------------------------------------------------------------

        The comparable yield and projected payment schedule is not provided to you for any purpose other than the determination of your interest accruals in respect of your note, and we make no representation regarding the amount of contingent payments with respect to your note.

--------------------------------------------------------------------------------

      If you purchase your note for an amount that differs from the note's adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your note and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your note will equal your note's original issue price plus any interest deemed to be accrued on your note (under the rules governing contingent payment obligations) as of the time you purchase your note, decreased by the amount of interest payments previously made with respect to your note.

      If the adjusted issue price of your note is greater than the price you paid for your note, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your note is less than the price you paid for your note, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

      Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of a note in the secondary market, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

      You will recognize gain or loss upon the sale, exchange, redemption or maturity of your note in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your note. In general, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note (in accordance with the comparable yield and the projected payment schedule for your note), decreased by the amount of interest payments you received with respect to your note and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your note in the secondary market.

      Any gain you recognize upon the sale, exchange, redemption or maturity of your note will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, capital loss.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

      This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

      The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA" and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a "prohibited transaction".

      The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call collectively "Plans", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the offered notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a "fiduciary" (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the offered notes, or any exercise related thereto or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

--------------------------------------------------------------------------------

     If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

--------------------------------------------------------------------------------

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

      The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price. In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus.

                               NOTICE OF EXCHANGE

                                                                   Dated:

The Bank of New York
Corporate Trust Administration
101 Barclay Street, 21W
New York, New York 10286
Attn: Caroline Hyunji
      Lee                (212-815-4991)
      Hector Herrera     (212-815-4293)
      Fax:               (212-815-5802)

with a copy to:

Goldman, Sachs & Co.
85 Broad Street
Options and Derivatives Operations
New York, New York 10004
Attn: Sharon Seibold     (212-902-7921)
      Stephen Barnitz    (212-357-4217)
      Fax:               (212-902-7993)

     Re: 0.25% Exchangeable Basket-Linked Notes due 2013, issued by The Goldman
         Sachs Group, Inc. (Linked to a Basket of Eight Stocks)

Dear Sirs:

     The undersigned is, or is acting on behalf of, the beneficial owner of a portion of one of the notes specified above, which portion has an outstanding face amount equal to or greater than the amount set forth at the end of this notice of exchange. The undersigned hereby irrevocably elects to exercise the exchange right described in the prospectus supplement no. 306 dated June 13, 2003 to the prospectus dated May 21, 2003, as supplemented by the prospectus supplement dated May 21, 2003, with respect to the outstanding face amount of the note set forth at the end of this notice of exchange. The exercise is to be effective on the business day on which the trustee has received this notice of exchange, together with all other items required to be delivered on exercise, and the calculation agent has received a copy of this notice of exchange, unless all required items have not been received by 11:00 A.M., New York City time, on that business day, in which case the exercise will be effective as of the next business day. We understand, however, that the effective date in all cases must be no later than the earlier of (i) the business day before the determination date and (ii) any call notice date. The effective date will be the exchange notice date.

     If the note to be exchanged is in global form, the undersigned is delivering this notice of exchange to the trustee and to the calculation agent, in each case by facsimile transmission to the relevant number stated above, or such other number as the trustee or calculation agent may have designated for this purpose to the holder. In addition, the beneficial interest in the face amount indicated below is being transferred on the books of the depositary to an account of the trustee at the depositary.

     If the note to be exchanged is not in global form, the undersigned or the beneficial owner is the holder of the note and is delivering this notice of exchange to the trustee and to the calculation agent by facsimile transmission as described above. In addition, the certificate representing the note and any payment required in respect of accrued interest are being delivered to the trustee.

     If the undersigned is not the beneficial owner of the note to be exchanged, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

     Terms used and not defined in this notice have the meanings given to them in the prospectus supplement no. 306 dated June 13, 2003. The exchange of the note will be governed by the terms of the note.

     The calculation agent should internally acknowledge receipt of the copy of this notice of exchange, in the place provided below, on the business day of receipt, noting the date and time of receipt. The consideration to be delivered or paid in the requested exchange should be made on the fifth business day after the exchange notice date in accordance with the terms of the note.

Face amount of note to be exchanged:

$
--------------------------------------
(must be a multiple of $1,000)

                                          Very truly yours,

                                          --------------------------------------
                                          (Name of beneficial owner or person
                                          authorized to act on its behalf)

                                          --------------------------------------
                                          (Title)

                                          --------------------------------------
                                          (Telephone No.)

                                          --------------------------------------
                                          (Fax No.)

                                          --------------------------------------

FOR INTERNAL USE ONLY:

Receipt of the above notice of
exchange is hereby acknowledged:

GOLDMAN, SACHS & CO., as calculation
agent

By:
--------------------------------------
    (Title)

Date and time of receipt:

--------------------------------------
(Date)

--------------------------------------
(Time)

------------------------------------------------------------
------------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                 Page
                                                 ----
Additional Risk Factors Specific to Your
  Note.........................................   S-2
Specific Terms of Your Note....................   S-7
Hypothetical Returns on Your Note..............  S-22
Use of Proceeds and Hedging....................  S-25
The Basket Stocks..............................  S-26
Supplemental Discussion of Federal Income Tax
  Consequences.................................  S-33
Employee Retirement Income Security Act........  S-35
Supplemental Plan of Distribution..............  S-36
Notice of Exchange.............................  S-37
      Prospectus Supplement dated May 21, 2003

Use of Proceeds................................   S-2
Description of Notes We May Offer..............   S-3
United States Taxation.........................  S-20
Employee Retirement Income Security Act........  S-20
Supplemental Plan of Distribution..............  S-20
Validity of the Notes..........................  S-22
                     Prospectus

Available Information..........................     2
Prospectus Summary.............................     4
Ratio of Earnings to Fixed Charges.............     8
Use of Proceeds................................     8
Description of Debt Securities We May Offer....     9
Description of Warrants We May Offer...........    32
Description of Purchase Contracts We May
  Offer........................................    49
Description of Units We May Offer..............    54
Description of Preferred Stock We May Offer....    60
Description of Capital Stock...................    68
Legal Ownership and Book-Entry Issuance........    73
Considerations Relating to Securities Issued In
  Bearer Form..................................    79
Considerations Relating to Indexed
  Securities...................................    83
Considerations Relating to Securities
  Denominated or Payable in or Linked to a Non-
  U.S. Dollar Currency.........................    86
United States Taxation.........................    89
Plan of Distribution...........................   109
Employee Retirement Income Security Act........   112
Validity of the Securities.....................   112
Experts........................................   112
Cautionary Statement Pursuant to the Private
  Securities Litigation Reform Act of 1995.....   113

------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------

                                  $22,000,000

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                        0.25% Exchangeable Basket-Linked
                                 Notes due 2013
                      (Linked to a Basket of Eight Stocks)
                             ----------------------

                              [GOLDMAN SACHS LOGO]

                             ----------------------

                              GOLDMAN, SACHS & CO.

          ------------------------------------------------------------
          ------------------------------------------------------------